As filed with the Securities and Exchange Commission on November 7, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMERICAN SCIENCE AND ENGINEERING, INC.

 (Exact name of registrant as specified in its charter)

Massachusetts	04-2240991
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

829 Middlesex Turnpike Billerica, Massachusetts	01821
(Address of principal executive offices)	(Zip Code)

(978) 262-8700

(Registrant’s telephone number, including area code)

AMERICAN SCIENCE AND ENGINEERING, INC.

AMENDED AND RESTATED

2005 EQUITY AND INCENTIVE PLAN

(Full title of the plan)

David Walek, Esquire

Ropes & Gray LLP

One International Place

Boston, Massachusetts 02110

(617) 951-7000

 (Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, $.66 2/3 par value per share (“Common Stock”), including Series A Preferred Stock purchase rights (2)	250,000 shares (3)	$62.04	$15,510,000	$609.54

(1) Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the “Securities Act”) solely for the purpose of determining the registration fee based upon the average of the high and low sale prices for the Registrant’s Common Stock as reported by the Nasdaq Global Select Market on November 6, 2008.

(2) The shares of Common Stock being registered hereby will by accompanied by the Registrant’s Series A Preferred Stock purchase rights.  Until the occurrence of certain prescribed events, such rights will not be exercisable, will be evidenced by the certificates representing the Common Stock, and will attach to and trade only together with the Common Stock.

(3) Pursuant to Rule 416(a) under the Securities Act, this registration statement also covers such additional shares of Common Stock as may be issued to prevent dilution from stock splits, stock dividends and similar transactions.

REGISTRATION OF ADDITIONAL SECURITIES

INCORPORATION OF EARLIER REGISTRATION STATEMENT BY REFERENCE

Pursuant to a registration statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on November 21, 2005 (File No. 333-152541) (the “First Registration Statement”), American Science and Engineering, Inc. (the “Company”) registered 750,000 shares of its Common Stock issuable under the American Science and Engineering, Inc. 2005 Equity and Incentive Plan (the “2005 Plan”).

The Board of Directors of the Company voted to amend the 2005 Plan on July 24, 2008, subject to stockholder approval, to increase the maximum number of shares of the Company’s Common Stock available to be issued under the 2005 Plan from 750,000 to 1,000,000.  The amendment was approved by the stockholders of the Company on September 11, 2008 at the 2008 Annual Meeting of Stockholders of the Company.

The Company is hereby registering an additional 250,000 shares of its Common Stock issuable under the American Science and Engineering, Inc. Amended and Restated 2005 Equity and Incentive Plan.

Pursuant to general instruction E of Form S-8, the contents of the First Registration Statement are incorporated by reference herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the employee benefit plan information required by Item 1 of Form S-8 and the statement of availability of information about the Company and any other information required by Item 2 of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).  Such documents are not required to be and are not filed with the Commission pursuant to Rule 424 of the Securities Act and Note to Part I of Form S-8.  These documents and the documents incorporated by reference in this Form S-8 pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents, which were filed by the Company with the Commission, are hereby incorporated by reference into this Registration Statement (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)):

•      The Company’s latest Annual Report on Form 10-K for the fiscal year ended March 31, 2008 filed with the Commission on June 13, 2008;

•      The Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2008 filed with the Commission on August 11, 2008;

•      The Company’s Current Reports on Form 8-K filed with the Commission on April 18, 2008, May 14, 2008, June 4, 2008, July 8, 2008, August 13, 2008 and November 6, 2008; and

•      The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-06549) filed with the Commission on April 15, 1998, and all amendments thereto and reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold under this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superceded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also incorporated or is deemed to be incorporated by reference herein modifies or supercedes such earlier statement.  Any statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute part of this Registration Statement.

Item 4.  Description of Securities.

Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

Not Applicable.

Item 6.  Indemnification of Directors and Officers.

Section 2.02(b)(4) of the Massachusetts Business Corporation Act (the “MBCA”) provides that a Massachusetts corporation may, in its articles of organization, eliminate or limit the personal liability of a director for monetary damages for breach of fiduciary duty notwithstanding any law to the contrary, except for liabilities involving (i) any breach of duty of loyalty to the corporation or to the shareholders, (ii) acts or omissions not in good faith, intentional misconduct or knowing violations of law, (iii) certain improper distributions or (iv) any transaction from which the director derived an improper personal benefit.

Section 8.51 of the MBCA authorizes a Massachusetts corporation to indemnify a director of the corporation against liability in such capacity if the director (i) conducted himself in good faith, (ii) reasonably believed his conduct was in, or at least not opposed to, the best interests of the corporation, and (iii) in the case of a criminal proceeding, had no reason to believe his conduct was unlawful.  Section 8.51 also allows for indemnification of a director if the liability in question was eliminated by the corporation’s articles of organization pursuant to Section 2.2(b)(4) of the MBCA.  Section 8.52 of the MBCA requires that a Massachusetts corporation indemnify a director who was wholly successful on the merits or otherwise in the defense of any proceeding to which such director was a party because he was a director of the corporation.  Section 8.56 of the MBCA authorizes a corporation to indemnify an officer of the corporation to the same extent as a director, and if such officer is not a director of the corporation, to such further extent as may be provided in the corporation’s articles of organization, bylaws, board resolution or contract provided that the officer may not be indemnified for acts or omissions not in good faith, intentional misconduct or knowing violations of law.  Section 8.56 of the MBCA requires that a Massachusetts corporation indemnify an officer of the corporation who was wholly successful on the merits or otherwise in the defense of any proceeding to which such officer was a party because he was an officer of the corporation.

Section 8.53 of the MBCA authorizes a Massachusetts corporation to pay for, in advance, a director’s reasonable expenses in a proceeding if, among other things, the director delivers to the corporation (i) a written confirmation of his good faith belief that he has met the relevant standard of conduct in Section 8.51, and (ii) a written undertaking to repay any funds advanced if he is not entitled to mandatory indemnification under Section 8.52 and it is ultimately determined, pursuant to procedures further laid out in the MBCA, that he has not met the standard of conduct for under Section 8.51.

Article VI of the Registrant’s Restated Articles of Organization, as amended, provides that no director shall be personally liable to the Registrant or its stockholders for monetary damages for breaches of fiduciary duty as a director provided, however, that this limitation does not eliminate liability of a director for any breach of a director’s duty of loyalty to the Registrant or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for any transaction from which the director derived an improper personal benefit, or under the provisions of the Massachusetts General Laws which deal with unauthorized distributions and loans to insiders.

Article VI of Registrant’s By-Laws provides, in substance, that it shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit, by reason of the fact that he is or was serving as one of its directors or officers or is or was serving at the Registrant’s request as a director, trustee or officer of another corporation or entity. The indemnification provisions apply to expenses actually incurred by such person in connection with any civil action, suit or proceeding to which such person may be made a party, or by which such person shall be threatened, by reason of any alleged act or failure to act in his present or former capacity as one of the Registrant’s directors or officers or as a director, trustee or officer of such affiliated corporation or entity. No person, however, has the right to indemnification in relation to any matter as to which such person shall have been finally adjudged in any legal proceeding not to have acted in good faith and the reasonable belief that the person’s action was in the Registrant’s best interest. In the event of any settlement of any action, suit or proceeding, the right to indemnification is limited to matters as to which the Registrant is advised by counsel that such settlement is reasonable and that such person has acted in good faith and the reasonable belief that his action was in the Registrant’s best interest. The right of indemnification contained in the Registrant’s By-Laws is non-exclusive and is in addition to any other rights such person may have.

The Registrant has also entered into indemnification agreements with all of its directors and executive officers.  In general, these agreements provide that the Registrant will indemnify and advance expenses to the directors and executive officers to the fullest extent permitted by law. More specifically, the Registrant must indemnify its directors and executive officers if, by reason of the director’s or executive officer’s corporate status, he or she is, or is threatened to be made, a party to or is otherwise involved in any legal proceeding brought by: (1) persons other than the Registrant; or (2) or in the right of the Registrant. The director or executive officer will only be indemnified, however, if he or she acted in good faith and is adjudged not to have received an improper personal benefit. In a claim brought by or on behalf of the Registrant, no indemnification will be made if the director or executive officer is adjudged to be liable to the Registrant unless a court deciding the matter decides otherwise. Finally, notwithstanding the foregoing discussion, if a director or executive officer is successful on the merits of a proceeding, he or she will be indemnified to the maximum extent permitted by law from all expenses, judgments, penalties, fines and amounts paid in settlement, actually and reasonably incurred.

Item 7.  Exemption from Registration Claimed.

Not Applicable.

Item 8.  Exhibits.

Reference is made to the Exhibit Index.

Item 9.  Undertakings.

(a)                   The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                    To include any prospectus required by Section 10(a)(3) of the

Securities Act;

(ii)                   To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)                  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section

13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                 Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES AND POWERS OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Billerica, Commonwealth of Massachusetts, on November 7, 2008.

AMERICAN SCIENCE AND ENGINEERING, INC.

By:	/s/ ANTHONY R. FABIANO
Name: Anthony R. Fabiano
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on November 7, 2008.

Further, we, the undersigned officers and directors of the Registrant hereby severally constitute and appoint Kenneth J. Galaznik and Michelle Z. Bielunis, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities as indicated, any and all amendments or supplements to this Registration Statement on Form S-8 of the Registrant, and generally to do all such things in connection therewith in our name and on our behalf in our capacities as indicated to enable the Registrant to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys or any of them, to any and all amendments.

/s/ ANTHONY R. FABIANO	Director and President and Chief Executive
Anthony R. Fabiano	Officer (Principal Executive Officer)

/s/ KENNETH J.GALAZNIK	Chief Financial Officer and Treasurer
Kenneth J. Galaznik	(Principal Financial Officer)

/s/ DENIS R. BROWN	Chairman of the Board, Director
Denis R. Brown

/s/ ROGER P. HEINISCH	Director
Roger P. Heinisch

/s/ HAMILTON W. HELMER	Director
Hamilton W. Helmer

/s/ ERNEST J. MONIZ	Director
Ernest J. Moniz

/s/ MARK S. THOMPSON	Director
Mark S. Thompson

/s/ CARL W. VOGT	Director
Carl W. Vogt

EXHIBIT INDEX

EXHIBIT	DESCRIPTION OF EXHIBIT

4.1	American Science and Engineering, Inc. Amended and Restated 2005 Equity and Incentive Plan.	Filed Herewith

4.2

Restated Articles of Organization of the Registrant, as amended by: (a) Articles of Amendment dated March 28, 1973; (b) Articles of Amendment dated May 17, 1976; (c) Articles of Amendment dated October 29, 1976; (d) Articles of Amendment dated November 5, 1996 (each of the foregoing is filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-8 filed on May 28, 1997 (Reg. No. 333-27929)); (e) Certificate of Vote of Directors Establishing a Class or Series of Stock dated April 14, 1998 (filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-8 filed on December 24, 1998 (Reg. No. 333-69717)); and (f) Certificate of Designation, Preferences and Rights of Preferred Stock dated April 16, 2008 (filed as Exhibit A to Exhibit 4.1 to the Registrant’s filing on Form 8-A12B filed on April 18, 2008).

*

4.3	By-laws of the Registrant, as amended (filed as Exhibit 2(a)(iii) to the Registrant’s Registration Statement on Form S-7, No. 2-56452, filed on May 25, 1976).	*

4.4	Amended and Restated By-laws of the Registrant (filed as Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2003).	*

4.5	Specimen Certificate of Common Stock (filed as Exhibit 2(a)(i) to the Registrant’s Registration Statement on Form S-7, No. 2-56452, filed on May 25, 1976).	*

4.6

Rights Agreement, dated April 17, 2008, between the Registrant and American Stock Transfer & Trust Company, together with exhibits thereto (filed as Exhibit 4.1 to the Registrant’s filing on Form 8-A12B filed on April 18, 2008).

*

5.1	Legal Opinion of Ropes & Gray LLP.	Filed Herewith

23.1	Consent of Ropes & Gray LLP (included in its legal opinion filed as Exhibit 5.1 to this Registration Statement).	Filed Herewith

23.2	Consent of Vitale, Caturano & Company, Ltd., Independent Registered Public Accounting Firm.	Filed Herewith

24.1	Powers of Attorney (included on the signature page of this Registration Statement).	Filed Herewith

*

Not filed herewith. In accordance with Rule 411(c) promulgated pursuant to the Securities Act of 1933, as amended, reference is made to the documents previously filed with the Commission which documents are hereby incorporated by reference.